Exhibit 99.1

ANNUAL OFFICER'S CERTIFICATE AS TO COMPLIANCE


     I, Robert McGinnis, am a duly {[elected}{appointed}] officer of Greenwich Capital Acceptance, Inc., the depositor (the "Depositor") of the Washington mutual Mortgage Loan Trust (the "Trust"), and in such capacity, I am duly qualified to deliver to Deutsche Bank National Trust Company, as trustee of the Trust, the following certification as required by Section 6.05 of the Trust Agreement, dated as of October 1, 2003 between the Depositor and the Trustee, with respect to the period ending December 31, 2003.

     I HEREBY CERTIFY THAT:

     I have reviewed the activities of the Depositor from the formation of the Trust to the period ending December 31, 2003 and its performance in accordance with the provisions of the Trust Agreement and to the best of my knowledge, based on such review, the Depositor has performed and fulfilled its duties, responsibilities and obligations under the Trust Agreement in all material respects throughout such period.


                                  By:  /s/:  Robert McGinnis
                                  Name:    Robert McGinnis
                                  Title:      President


Date:  3/30/04